Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2023 with respect to the consolidated financial statements of ProFrac Holding Corp. contained in the Prospectus Supplement dated March 30, 2023, which is a part of this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 30, 2023